Exhibit 99.1

PRESS RELEASE

COMCAST INCREASES DIVIDEND, ANNOUNCES TWO-FOR-ONE STOCK SPLIT

AND EXPECTS TO REPURCHASE $5 BILLION OF STOCK IN 2017

•	Increased Dividend by 15%

•	Increased Share Repurchase Authorization to $12.0 Billion, with $5.0 Billion Expected to be Repurchased in 2017

•	Declared a Two-for-One Stock Split in the Form of a 100% Dividend Payable on February 17, 2017; 12th Split in Company History

PHILADELPHIA – January 26, 2017 … Comcast Corporation (NASDAQ: CMCSA) announced today that it increased its dividend by 15% to $1.26 per share on an annualized, pre-split basis, or $0.63 per share on an annualized, post-split basis. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.1575 a share, on a post-split basis, on the company’s common stock, payable on April 26, 2017 to shareholders of record as of the close of business on April 5, 2017.

In addition, Comcast announced that its Board of Directors has increased its stock repurchase program authorization to $12.0 billion. Comcast expects to repurchase $5.0 billion of its common stock during 2017, subject to market conditions.

Comcast also announced that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend payable on February 17, 2017 to shareholders of record as of the close of business on February 8, 2017. The stock dividend will be an additional one share for every share held and will be payable in shares of Class A common stock (CMCSA) on the existing CMCSA shares and Class B common shares. Comcast expects its CMCSA shares to begin trading ex-dividend on February 21, 2017.

As of December 31, 2016, Comcast had outstanding approximately 2.366 billion shares of CMCSA and 9 million shares of Class B Common Stock. Upon completion of the split, the outstanding shares of CMCSA will increase to approximately 4.742 billion.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation's largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Investor Contacts: Jason Armstrong (215) 286-7972 Jane Kearns (215) 286-4794